Exhibit 99.5

INSTRUCTION TO REGISTERED HOLDER AND/OR
BOOK-ENTRY TRANSFER FACILITY PARTICIPANT FROM BENEFICIAL
OWNER OF GULFMARK OFFSHORE, INC.
7 3/4% Senior Notes due 2014
(the “Old Notes”)

     To Registered Holder and/or Participant of the Book-Entry Transfer Facility:

     The undersigned hereby acknowledges receipt of the Prospectus dated _____________, 2004 (the “Prospectus”) of GulfMark Offshore, Inc., a Delaware corporation (the “Company”), and the accompanying Letter of Transmittal (the “Letter of Transmittal”), that together constitute the Company’s offer (the “Exchange Offer”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus or the Letter of Transmittal.

     This will instruct you, the registered holder and/or book-entry transfer facility participant, as to the action to be taken by you relating to the Exchange Offer with respect to the Old Notes held by you for the account of the undersigned.

     The aggregate face amount of the Old Notes held by you for the account of the undersigned is (fill in amount):

$_______________ of the 7 3/4% Senior Notes due 2014.

With respect to the Exchange Offer, the undersigned hereby instructs you (check appropriate box):

☐	To TENDER the following Old Notes held by you for the account of the undersigned (insert principal amount of Old Notes to be tendered, if any):

$_________________ of the 7 3/4% Senior Notes due 2014.

☐	NOT to TENDER any Old Notes held by you for the account of the undersigned.

     If the undersigned instructs you to tender the Old Notes held by you for the account of the undersigned, it is understood that you are authorized to make, on behalf of the undersigned (and the undersigned, by its signature below, hereby makes to you), the representations and warranties contained in the Letter of Transmittal that are to be made with respect to the undersigned as a beneficial owner, including but not limited to the representations, that (i) it has full power and authority to tender, exchange, sell, assign and transfer the tendered Old Notes and to acquire Exchange Notes issuable upon the exchange of Old Notes; (ii) when the Old Notes are accepted for exchange, the Company will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances; (iii) the tendered Old Notes are not subject to any adverse claims or proxies; (iv) it will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, assignment and transfer of the tendered Old Notes; (v) it will comply with its obligations under the Registration Rights Agreement; (vi) it has read and agrees to all of the terms of the Exchange Offer; (vii) it is not an “affiliate” of the Company; (viii) any Exchange Notes to be received by it are being acquired in the ordinary course of its business; and (ix) it is not participating and does not intend to participate in a distribution (within the meaning of the Securities Act) of such Exchange Notes.

     If the undersigned is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes, it represents that such Old Notes were acquired as a result of market-making activities or other trading activities, and it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, such broker-dealer is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended.

Signature(s)_________________________________________________________________________

Name(s) (please print)_________________________________________________________________________

Date_________________________________________________________________________